Exhibit 10.115

EXECUTION COPY

MBIA INSURANCE CORPORATION,

as Surety

FIRST INVESTORS AUTO RECEIVABLES CORPORATION,

as Transferor

FIRST INVESTORS FINANCIAL SERVICES, INC.,

as Seller

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Custodian, Collateral Agent, and Back-up Servicer

and

WACHOVIA CAPITAL MARKETS, LLC,

as Reserve Account Agent

AMENDED AND RESTATED
INSURANCE AGREEMENT

First Investors Auto Receivables Corporation Revolving

Automobile Receivables Financing Facility

Dated as of February 18, 2005

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

Section 1.01.	General Definitions.

ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01.	Representations and Warranties of the Transferor, the Seller, the Collateral Agent, and the Reserve Account Agent.
Section 2.02.	Affirmative Covenants of the Transferor, the Seller, the Collateral Agent, and the Reserve Account Agent.
Section 2.03.	Negative Covenants of the Transferor, the Collateral Agent and the Seller.
Section 2.04.	Representations and Warranties of the Servicer.
Section 2.05.	Affirmative Covenants of the Servicer
Section 2.06.	Negative Covenants of the Servicer.

ARTICLE III
THE SURETY BOND; SECURITY

Section 3.01.	Agreement To Issue Surety Bond.
Section 3.02.	Conditions Precedent To Issuance of the Surety Bond.
Section 3.03.	Premium.
Section 3.04.	Indemnification.
Section 3.05.	Payment Procedure.
Section 3.06.	Subrogation.
Section 3.07.	Reimbursement and Additional Payment Obligation.
Section 3.08.	Assignment by Transferor.

ARTICLE IV
FURTHER AGREEMENTS

Section 4.01.	Effective Date; Term of Agreement.
Section 4.02.	Waiver of Rights; Further Assurances and Corrective Instruments.
Section 4.03.	Obligations Absolute.
Section 4.04.	Assignments; Reinsurance; Third-Party Rights.
Section 4.05.	Due Diligence Review

ARTICLE V
DEFAULTS; REMEDIES

Section 5.01.	Defaults.
Section 5.02.	Remedies; No Remedy Exclusive.
Section 5.03.	Waivers.
Section 5.04.	No Insolvency Proceedings.

ARTICLE VI
MISCELLANEOUS

Section 6.01.	Amendments, Changes and Modifications.
Section 6.02.	Notices.

Section 6.03.	Severability.
Section 6.04.	Governing Law.
Section 6.05.	Consent to Jurisdiction and Venue, Etc.
Section 6.06.	Consent of Surety.
Section 6.07.	Counterparts.
Section 6.08.	Recitals.
Section 6.09.	Headings.

ii

AMENDED AND RESTATED
INSURANCE AGREEMENT

THIS AMENDED AND RESTATED INSURANCE AGREEMENT, (this “Agreement”) is made as of February 18, 2005 by and among MBIA INSURANCE CORPORATION (the “Surety”), FIRST INVESTORS AUTO RECEIVABLES CORPORATION, in its capacity as transferor (the “Transferor”), FIRST INVESTORS FINANCIAL SERVICES, INC., in its capacity as seller (the “Seller”), FIRST INVESTORS SERVICING CORPORATION, in its capacity as Servicer (the “Servicer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION in its capacity as Collateral Agent (the “Collateral Agent”), in its capacity as  Custodian (the “Custodian”) in its capacity as Back-up Servicer (the “Back-up Servicer”) and in its capacity as Reserve Account Agent (the “Reserve Account Agent”).

RECITALS:

1.             The Transferor, the Seller, the Servicer, Variable Funding Capital Corporation (the “Company”), Wachovia Capital Markets, LLC (the “Administrative Agent”), the Surety, the Collateral Agent and the Reserve Account Agent have entered into an Amended and Restated Security Agreement dated as of February 18, 2005, (the “Security Agreement”) pursuant to which, among other things, the Transferor granted a security interest in certain collateral more fully described therein to the Collateral Agent there under for the benefit of the Company and the Surety to secure payments under the Note, the Security Agreement and this Agreement.

2.             The Transferor and the Seller have requested that the Surety issue its Surety Bond (as defined below) to guarantee payment of Insured Amounts (as defined in the Surety Bond), upon such terms and conditions as were mutually agreed upon by the parties and subject to the terms and conditions of the Surety Bond.

3.             The parties hereto desire to specify the conditions precedent to the issuance of the Surety Bond by the Surety, the indemnity and reimbursement to be provided in respect of amounts paid by the Surety under the Surety Bond, the security to be provided to the Surety as an inducement for the Surety to deliver the Surety Bond and to provide for certain other indemnities and for certain other matters.

NOW, THEREFORE, in consideration of the premises and of the agreements herein contained, the Surety, the Transferor, the Seller, the Servicer, the Collateral Agent, the Custodian, the Back-up Servicer and the Reserve Account Agent agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  General Definitions.  The terms defined in this Article I shall have the meanings provided herein for all purposes of this Agreement, unless the context clearly requires otherwise, in both singular and plural form, as appropriate.  Capitalized terms used in this

Agreement but not otherwise defined herein will have the meanings ascribed to such terms in the Security Agreement.

“Adverse Selection Procedure” means any method of selecting or identifying a Receivable eligible to be included in the Collateral, other than in accordance with the Transaction Documents, that materially and adversely affects the representative nature of the sample of Receivables so selected.

“Agreement” means this Amended and Restated Insurance Agreement dated as of February 18, 2005, including any amendments or any supplements hereto as herein permitted.

“Closing Date” means October 22, 1996.

“Commitment” means the Commitment Letter dated as of October 17, 1996 between the Transferor, the Seller and the Surety.

“Date of Issuance” means the date on which the Surety Bond is issued.

“Event of Default” means any event of default set forth in Section 5.01 hereof.

“FIFSG” means First Investors Financial Services Group, Inc.

“Financial Statements” means the balance sheets and the statements of income, retained earnings and cash flows and notes thereto of FIFSG prepared on a consolidated basis and furnished on behalf of the Seller and the Servicer to the Surety pursuant to § 2.02(c) and 2.05 (c) hereof.

“Guaranty” means the Guaranty dated as of March 31, 1999 among the Seller, the Transferor, the Servicer, the Collateral Agent, and the Back-up Servicer, including any amendments thereto or substitutes therefor approved in writing by MBIA.

“Insurance Agreement Amortization Event” means the occurrence of any of the following events:

(a)           The Seller shall no longer own and control 100% of Farragut Financial Corporation; or:

(b)           Notwithstanding Section 6.3(h) of the Security Agreement, the Delinquency Ratio for the Seller’s total managed portfolio over any three consecutive Collection Periods shall equal or exceed 7.25%.

“Insured Amounts” shall have the meaning assigned thereto in the Surety Bond.

“Late Payment Rate” means the rate of interest as is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime rate (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.) plus 2%.

The Late Payment Rate shall be computed on the basis of a year of 365 days calculating the actual number of days elapsed.  In no event shall the Late Payment Rate exceed the maximum rate permissible under law applicable to this Agreement limiting interest rates.

“MBIA Premium” means the amount set forth in paragraph 1.a. of the Commitment.

 “Moody’s” means Moody’s Investors Service Inc., its successors and their assigns, and, if such corporation shall for any reason no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized rating agency designated by the Transferor with the approval of the Surety.

“Note” means the promissory note issued by the Transferor to the Company pursuant to the Note Purchase Agreement.

“Note Purchase Agreement” means the Note Purchase Agreement dated as of October 22, 1996 between the Company and the Transferor.

“Security Agreement” means the Amended and Restated Security Agreement dated as of February 18, 2005, among the Company, the Transferor, the Surety, the Seller, the Administrative Agent, the Reserve Account Agent and the Collateral Agent as the same may be further amended and supplemented as provided therein.

 “Servicing Agreement” shall have the meaning assigned thereto in the Security Agreement.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, its successors and their assigns and, if such corporation shall for any reason no longer perform the functions of a securities rating agency, “Standard & Poor’s” shall be deemed to refer to any other nationally recognized rating agency designated by the Transferor with the approval of the Surety.

“State” means the State of New York.

“Surety” means MBIA Insurance Corporation.

“Surety Bond” means the Surety Bond issued with respect to the Receivables.

“Surety Default” means the occurrence and continuance of any failure of the Surety to make payments under the Surety Bond in accordance with its terms.

“Surety Insolvency” means (i) the entry of a decree or order of a court or agency having jurisdiction in respect of the Surety in an involuntary case under any present or future Federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator or rehabilitator or other similar official of the Surety or of any substantial part of its property, or the entering of an order for the winding up or liquidation of the affairs of the Surety and the continuance of any such decree or order undischarged or unstayed and in force for a period of 90 consecutive days; (ii) the Surety shall consent to the appointment of a conservator or receiver or liquidator or other similar official in any insolvency, readjustment of debt, marshaling of assets and liabilities, rehabilitation or similar proceedings of or relating to the Surety or of or relating to all or substantially all of its property; or (iii) the Surety shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of or otherwise voluntarily commence a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

“Term of the Agreement” shall be determined as provided in Section 4.01.

“Transaction” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Guaranty, the Interest Rate Cap, the Note Purchase Agreement, the Servicing Agreement, the Security Agreement, the Purchase Agreement, any Originator Agreement and the Note.

Section 1.02.  Generic Terms.  All words used herein shall be construed to be of such gender or number as the circumstances require.  This “Agreement” shall mean this Agreement as a whole and as the same may, from time to time hereafter, be amended, supplemented or modified.  The words “herein,” “hereby,” “hereof,” “hereto,” “hereinabove” and “hereinbelow,” and words of similar import, refer to this Agreement as a whole and not to any particular paragraph, clause or other subdivision hereof, unless otherwise specifically noted.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01.  Representations and Warranties of the Transferor, the Seller, the Collateral Agent, and the Reserve Account Agent.  The Transferor, the Seller, the Collateral Agent, and the Reserve Account Agent represent and warrant to, and covenant with, the other parties hereto (in each case only as to matters concerning itself) as follows:

(a)  Representations and Warranties of Transferor, Seller and the Collateral Agent Contained in Other Transaction Documents.  All of the representations and warranties made by the Transferor, the Seller and the Collateral Agent, as the case may be, as of the Closing Date in any of the Transaction Documents (except with respect to the Originator Agreements) are incorporated as if fully set forth herein for the benefit of the Surety and are true and correct as of the Closing Date.

(b)  Due Organization and Qualification.  Each of the Transferor and the Seller is a corporation, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. The Collateral Agent is a national banking institution duly organized, validly existing and in good standing under the laws of the United States.  Each of the Transferor, the Seller and the Collateral Agent is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals (together, “approvals”) required to be obtained by the Transferor, the Seller and the Collateral Agent in each jurisdiction in which the failure to obtain such approvals would render any portion of the Transaction Documents unenforceable by the Transferor, the Seller or the Collateral Agent or any other party to the Transaction Documents, as the case may be, and would have a material adverse effect on the Surety.

(c)  Power and Authority.  Each of the Transferor, the Seller and the Collateral Agent has all necessary corporate or institutional power and authority to conduct its business as currently conducted and to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transaction.

(d)  Due Authorization.  The execution, delivery and performance of the Transaction Documents by the Transferor, the Seller and the Collateral Agent have been duly authorized by all necessary corporate or institutional action, as the case may be, and do not require any additional approvals or consents, or other action by or any notice to or filing with any Person, including, without limitation, any governmental entity or the Transferor’s or the Seller’s stockholders, which have not previously been obtained or given by the Transferor, the Seller or the Collateral Agent.

(e)  Noncontravention.  Neither the execution and delivery of the Transaction Documents by the Seller, the Transferor, the Collateral Agent or the Reserve Account Agent, as the case may be, the consummation of the transactions contemplated thereby nor the satisfaction of the terms and conditions of the Transaction Documents:

(i)            conflicts with or results in any breach or violation of any provision of the certificate of incorporation, bylaws or other organizational document of the Seller, the Transferor or the Collateral Agent or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to the Seller, the Transferor or the Collateral Agent or any of their material properties, including regulations issued by an administrative agency or other governmental authority having supervisory powers over the Seller, the Transferor or the Collateral Agent;

(ii)           constitutes a default by the Seller, the Transferor or the Collateral Agent under or a breach of any provision of any loan agreement, mortgage, indenture or other agreement or instrument which is material to the Seller, the Transferor or the Collateral Agent to which the Seller, the Transferor or the Collateral Agent is a party or by which any of its or their respective properties, which are individually or in the aggregate material to the Seller, the Transferor or the Collateral Agent, is or may be bound or affected; or

(iii)          except as contemplated by the Transaction Documents, results in or requires the creation of any lien upon or in respect of any assets of the Seller, the Transferor, the Collateral Agent or the Reserve Account Agent.

(f)  Pending Litigation or Other Proceeding.  There is no pending action or proceeding before any court, governmental or administrative agency or arbitrator against or affecting the Transferor, the Seller, the Collateral Agent or the Reserve Account Agent or any of its or their subsidiaries or any properties or rights of the Transferor, the Seller, the Collateral Agent or the Reserve Account Agent or any of its or their subsidiaries or, to the Transferor’s, the Seller’s, the Collateral Agent’s or the Reserve Account Agent’s knowledge, any investigation or any threatened action or proceeding before any of the foregoing, which, if decided adversely to the Transferor, the Seller, the Collateral Agent or the Reserve Account Agent, would materially and adversely affect the ability of the Transferor, the Seller, the Collateral Agent or the Reserve Account Agent to perform their respective obligations under the Transaction Documents or would have a material adverse effect on the Surety.

(g)  Valid and Binding Obligations. The Transaction Documents to which the Transferor, the Seller and the Collateral Agent, respectively, is a party constitute, and when executed will constitute, the legal, valid and binding agreements of the Transferor, the Seller and the Collateral Agent, respectively, enforceable against the Transferor, the Seller, and the Collateral Agent in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or general equitable principles, as such relate to the Transferor, the Seller and the Collateral Agent.  The Transferor, the Seller and the Collateral Agent hereby agree and covenant that each will not at any time in the future, deny that the Transaction Documents to which the Transferor, the Seller and the Collateral Agent, respectively, is a party constitute the valid, legal and binding agreements of the Transferor, the Seller and the Collateral Agent, respectively, subject to the aforesaid limitations.

(h)  Financial Statements.  The Financial Statements of FIFSG, copies of which the Seller has caused to be furnished to the Surety on behalf of the Seller and Servicer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of the companies reported therein as of the dates and for the periods indicated and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, except as noted therein and subject to year-end adjustments with respect to interim statements.  Since the date of the most recent Financial Statements, there has been no material adverse change in such condition or operations.  Except as disclosed in the Financial Statements, neither the Seller nor the Servicer, is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a material adverse change in respect of the Seller or the Servicer.

(i)  Compliance With Law, Regulations, Etc.  None of the Transferor, the Seller, the Collateral Agent or the Reserve Account Agent has notice or any reason to believe that any practice, procedure or policy employed by the Transferor, the Seller, the Collateral Agent or the Reserve Account Agent in the conduct of its business violates any law, regulation, judgment or agreement applicable to the Transferor, the Seller, the Collateral Agent or the Reserve Account Agent which, if enforced, would have a material adverse effect on the ability of the Seller, the Transferor, the Collateral Agent or the Reserve Account Agent, as the case may be, to perform its respective obligations under the Transaction Documents. None of the Transferor, the Seller, the Collateral Agent or the Reserve Account Agent is in breach of or in default under any applicable law or administrative regulation of the state of its respective incorporation or any department, division, agency or instrumentality thereof or of the United States or any applicable judgment or decree or any loan agreement, note, resolution, certificate, agreement or other instrument to which the Transferor is a party or is otherwise subject which, if enforced, would have a material adverse effect on the ability of the Collateral Agent, the Reserve Account Agent, the Transferor or the Seller, as the case may be, to perform its respective obligations under the Transaction Documents.

(j)  Taxes.  Each of the Transferor and the Seller and its respective parent company or companies have filed prior to the date hereof all federal and state tax returns that are required to be filed and paid all taxes, including any assessments received by them that are not being contested in good faith, to the extent that such taxes have become due, except for any failures to file or pay that, individually or in the aggregate, would not result in a material adverse change with respect to the Transferor and the Seller.

(k)  Delivery of Information.  Each of the Transferor and the Seller represents and warrants that none of the Transaction Documents nor any other information furnished in writing to the Surety by the Transferor or the Seller, as the case may be, contain any statement of a material fact by the Transferor or the Seller as the case may be, which was untrue or misleading in any material respect when made.  None of the Transferor or the Seller has any knowledge of circumstances that could reasonably be expected to cause a material adverse change with respect to the Transferor or the Seller.  Since the furnishing of such information by the Transferor and the Seller, there has been no change nor any development or event involving a prospective change which would render any of the Transaction Documents or other information furnished to the Surety untrue or misleading in a material respect.

(l)  Solvency.  The Transferor and the Seller are solvent and will not be rendered insolvent by the Transaction and, after giving effect to the Transaction, neither of the Transferor or the Seller will be left with an unreasonably small amount of capital with which to engage in its business, nor does the Transferor or the Seller intend to incur, or believe that it has incurred, debts beyond its ability to pay as they mature.  None of the Transferor or the Seller contemplates the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Transferor or the Seller or any of its respective assets.

(m)  Principal Place of Business.  The principal place of the Collateral Agent is located in Texas and the principal place of business of the Transferor is located in Texas.  The principal place of business of the Seller is located in Texas.

(n)  Requirements for Receivables.  The Seller and the Transferor represent and warrant with respect to each Receivable that: (a) the related Obligor has no right of recission or cancellation, claims or defenses, set-offs or counterclaims of any kind whatsoever as to or against each Receivable; (b) the obligation created by the contract evidencing each Receivable is a bonafide sale in the ordinary course of the Originator’s business; (c) the contract evidencing such Receivable complies with all state and federal laws and regulations; (d) the contract evidencing each Receivable, including, but not limited to, description of the motor vehicle and/or services contained therein, is in all respects complete, accurate and represents the entire agreement between the Originator and the Obligor and complies with Federal Consumer Credit Protection Act and all other applicable state and federal laws and regulations.

Section 2.02.  Affirmative Covenants of the Transferor, the Seller, the Collateral Agent, and the Reserve Account Agent.  The Transferor, the Seller, the Collateral Agent,  and the Reserve Account Agent hereby covenant and agree that during the term of this Agreement:

(a)  Compliance With Agreements.  The Transferor, the Seller, the Collateral Agent and the Reserve Account Agent shall comply in all material respects with the terms and conditions of the Transaction Documents to which each, respectively, is a party and, so long as no Surety Default or Surety Insolvency exists, unless the Surety shall otherwise consent, none of the Transferor, the Seller, the Collateral Agent or the Reserve Account Agent shall agree to any waiver, amendment to or modification of the terms of any of the Transaction Documents to which each, respectively, is a party, except with respect to the Originator Agreements and except under the circumstances and in accordance with the terms specifically set forth in the related Transaction Document.

(b)  Corporate Existence.  The Transferor, the Seller, the Collateral Agent,  and the Reserve Account Agent shall maintain their respective existences and continue to be duly organized, duly qualified and duly authorized under the laws of its respective jurisdiction of incorporation or organization and shall conduct its business in accordance with the terms of its certificate of incorporation and bylaws, or other organization documents.

(c)  The Seller To Provide Financial Statements; Accountants’ Reports; Other Information.  The Seller shall keep or cause to be kept in reasonable detail books and records of account of the Seller’s books and records relating to its obligations assumed under the Transaction Documents, in accordance with its operating rules and procedures.  The Seller shall furnish or cause to be furnished to the Surety:

(i)            Annual Financial Statements.  As soon as available, and in any event within 120 days after the close of each fiscal year of FIFSG the audited consolidated balance sheets of FIFSG as of the end of such fiscal year and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by the audit opinion of the FIFSG’s independent accountants (which shall be a nationally recognized independent public accounting firm) and by the certificate specified in Section 2.02(e) hereof.

(ii)           Quarterly Financial Statements.  As soon as available, and in any event within 90 days after each of the first three fiscal quarters of each fiscal year of FIFSG, the unaudited consolidated balance sheets of FIFSG and its subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for such fiscal quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by the certificate specified in Section 2.02(e) hereof.

(iii)          [Reserved.]

(iv)          Other Reports and Information.  The Seller shall also furnish, or cause to be furnished, with reasonable promptness, such other financial data, financial reports relating to the Seller or FIFSG prepared by third parties and other data relating to the Seller or FIFSG which are commonly prepared and can be provided without undue effort, as the Surety may reasonably request.

(d)  The Transferor Shareholder Meetings.  The Transferor shall have annual shareholder meetings and at least annual board of director meetings and shall prepare income and franchise tax returns as appropriate.  Upon the request of the Surety, the Transferor shall deliver to the Surety copies of the minutes of such meetings and such tax returns promptly upon filing.

(e)  Certificate of Compliance.  The Seller shall cause the Transferor to deliver to the Surety concurrently with the delivery of the Financial Statements required pursuant to paragraph (c) above any statement required to be delivered under the Security Agreement.

(f)  Access to Records; Discussions With Officers and Accountants.  The Transferor, the Seller, the Collateral Agent and the Reserve Account Agent shall, upon the request of the Surety, permit the Surety, or its authorized agent, at reasonable times and upon reasonable notice:

(i)            to inspect such books and records of the Transferor, the Seller and the Collateral Agent as the case may be, as they may relate to the Receivables, the obligations of the Transferor, the Seller and the Collateral Agent, as the case may be, under the Transaction Documents and the transactions consummated in connection herewith and to inspect the books and records of the Reserve Account Agent as they may relate to the Reserve Account;

(ii)           to discuss the affairs, finances and accounts of the Transferor, the Seller and the Collateral Agent as such relate to the performance by it of its obligations under the Transaction Documents with an appropriate officer of the Transferor, the Seller and the Collateral Agent, as the case may be; and to discuss the affairs, finances and accounts of the Reserve Account Agent as such may relate to the Reserve Account with an appropriate officer of the Reserve Account Agent.

(iii)          to discuss the affairs, finances and accounts of the Transferor, the Seller and the Collateral Agent as such relate to the performance by it of its obligations under the Transaction Documents with the Transferor’s, the Seller’s and the Collateral Agent’s independent public accountants, as the case may be, provided that an appropriate officer of the Transferor, the Seller and the Collateral Agent, as the case may be, shall have the right to be present during such discussions.

Such inspections and discussions shall be conducted upon the request of the Surety and during normal business hours and shall not unreasonably disrupt the business of the Transferor, the Seller, the Collateral Agent or the Reserve Account Agent.  The books and records of the Transferor will be maintained at the address of the Transferor designated herein for receipt of notices, unless the Transferor shall otherwise advise the parties hereto in writing, the books and records of the Collateral Agent will be maintained at the address of the Collateral Agent designated herein for receipt of notices, unless the Collateral Agent shall otherwise advise the parties hereto in writing, the books and records of the Reserve Account Agent will be maintained at the address of the Reserve Account Agent designated herein for receipt of notices, unless the Reserve Account Agent shall otherwise advise the parties hereto in writing and the books and records of the Seller will be maintained at the Seller’s address designated herein for receipt of notices, unless the Seller shall otherwise advise the parties hereto in writing.

The Surety shall keep confidential all financial statements and reports delivered to it, the Credit Guidelines and any matter of which it becomes aware through such inspections or discussions, except as may be otherwise required, by regulation, law or court order or requested by appropriate governmental authorities or as necessary to enforce any of the provisions of the Transaction Documents, provided that the foregoing shall not limit the right of the Surety to make such information available on a confidential basis, to its regulators, securities rating agencies, reinsurers, credit and liquidity providers, counsel and accountants.  If the Surety is requested or required (by oral questions, interrogatories, requests for information or documents subpoena, civil investigative demand or similar process) to disclose any information of which it becomes aware through such inspections or discussions, the Surety will promptly notify the Seller of such request(s) so that the Seller may seek an appropriate protective order and/or waive the Surety’s compliance with the provisions of this Insurance Agreement.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Surety is, nonetheless, in the opinion of its counsel, compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, the Surety may disclose such information to such tribunal that the Surety is compelled to disclose, provided that a copy of all information disclosed is provided to the Seller promptly upon such disclosure.

(g)  Inform Surety of Material Events.  Each of the Transferor, the Seller and the Collateral Agent (each, as to matters relating to itself) shall promptly inform the Surety in writing of the following:

(i)            any default or any fact or event (of which, in the case of the Collateral Agent, the Collateral Agent has actual knowledge) which results, or which with notice or the passage of time, or both, would result in an Event of Default, or Servicer Event of Default, Termination Event, Wind-Down Event or Amortization Event under any Transaction Document or would constitute a material breach of a representation, warranty or covenant by it under any Transaction Document;

(ii)           the submission of any claim or the initiation of any legal process, litigation or administrative or judicial investigation against it in any federal, state or local court or before any governmental body or agency, or before any arbitration board, or any such proceedings threatened by any governmental agency, (of which, in the case of the Collateral Agent, the Collateral Agent has actual knowledge), which, if adversely determined, would have a material adverse effect upon its ability to perform its obligations under any Transaction Document;

(iii)          except in the case of the Collateral Agent, the submission of any claim or the initiation of any legal process, litigation or administrative or judicial investigation in any federal, state or local court or before any arbitration board, or any such proceeding threatened by any governmental agency transferred, which, if adversely determined, would have a material adverse effect on the Receivables;

(iv)          the commencement of any proceedings under any applicable bankruptcy, reorganization, liquidation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee or other similar official shall have been, or may be, appointed or requested;

(v)           the receipt of notice from any agency or governmental body having authority over the conduct of its business that it is to cease and desist, or to undertake any, practice, program, procedure or policy employed by it in the conduct of its business, and such cessation or undertaking will materially adversely affect its ability to perform its obligations under the Transaction Documents; and

(vi)          any change in the location of the Seller’s, the Transferor’s or the Collateral Agent’s principal offices or books and records.

(h)  Financing Statements and Further Assurances.  The Seller shall cause the Transferor to file all necessary financing statements or other instruments, and any amendments or continuation statements relating thereto, necessary to be kept and filed in such manner and in such places as may be required by law to preserve and protect fully the interest of the Surety in the Receivables.  The parties hereto shall, upon the request of the Surety, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within ten days of such request, such amendments hereto and such further instruments and take such further action as may be reasonably necessary to effectuate the intention, performance and provisions of the Transaction Documents.  The parties hereto agree to fully cooperate with the Surety, Standard & Poor’s and Moody’s in connection with any review which may be undertaken by Standard & Poor’s and/or Moody’s after the date hereof and to provide all information reasonably requested by Standard & Poor’s and/or Moody’s.

(i)  Notice of Amendments.  The Seller will provide the Surety with written notice of any change or amendment to any Transaction Document (except with respect to the Originator Agreements) as currently in effect.

(j)  Third-Party Rights.  Each of the Transferor, the Seller, the Collateral Agent, and the Reserve Account Agent agrees that the Surety shall have all of the rights of a third-party beneficiary of, and pursuant to, its agreements under each Transaction Document (except with respect to the Originator Agreements) to which the Transferor, the Seller, the Collateral Agent, respectively, is a party, unless otherwise expressly provided in the related Transaction Document.

(k)  Maintenance of Loans.  On or before each April 15, beginning in 1997, the Seller shall cause the Transferor to furnish to the Surety an officer’s certificate either stating that such action has been taken with respect to the recording, filing, rerecording and refiling of any financing statements and continuation statements as is necessary to maintain the interest of the Surety created by the Security Agreement with respect to the Receivables and reciting the details of such action or stating that no such action is necessary to maintain such interests.  Such officer’s certificate shall also describe the recording, filing, rerecording and refiling of any financing statements and continuation statements that will be required to maintain the interest of the Surety in the Receivables until the date such next officer’s certificate is due.  The Seller will use its best efforts to cause any necessary recordings or filings to be made with respect to the Receivables.

(l)  Seller’s Indemnity.  Notwithstanding anything in subsection 3.07(a) hereof, the Seller shall pay to the Surety an amount equal to any amount paid by the Surety because of the Servicer’s failure to deposit into the Collection Account any amount required to be so deposited by it pursuant to the Servicing Agreement, together with interest on any and all amounts remaining unreimbursed (to the extent permitted by law, if in respect to any unreimbursed amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment) at a rate of interest equal to the Late Payment Rate.

(m)  Maintenance of Licenses.  The Collateral Agent, the Seller and the Transferor, respectively, or any successors thereof, shall maintain all licenses, permits, charters and registrations which are material to the conduct of its business.

(n)  Closing Documents.  The Seller shall provide or cause to be provided to the Surety an executed original copy of each document executed in connection with the Transaction within 30 days after the date of closing.

(o)  [Reserved]

(p)  Collateral Agent to Act Upon Direction of Surety; Delivery of Notices.  The Collateral Agent agrees that so long as no Surety Default has occurred and is continuing (i) the Collateral Agent shall not take any action which the Collateral Agent is entitled to take pursuant to the Servicing Agreement without the prior written consent of the Surety, and (ii) following the Surety’s written request or direction, it will take or refrain from taking any action which the Collateral Agent is entitled to take pursuant to the Servicing Agreement.  The Collateral Agent shall promptly forward to the Surety a copy of each notice or other communication given or received by the Collateral Agent pursuant to the Servicing Agreement.  The Transferor shall promptly forward to the Surety a copy of each executed Interest Rate Cap entered into by the Transferor and any amendments or revisions thereto.

Section 2.03.  Negative Covenants of the Transferor, the Collateral Agent and the Seller.  The Transferor, the Collateral Agent and the Seller agree and covenant with the Surety that at all times during the Term of the Agreement:

(a)  Adverse Selection Procedure.  The Transferor and the Seller will not use any Adverse Selection Procedure in selecting the Receivables that qualify under the Security Agreement for inclusion as Collateral.

(b)  Impairment of Rights.  The Transferor, the Collateral Agent and the Seller each agree and covenant with the Surety that at all times during the Term of the Agreement the Transferor, the Seller and the Collateral Agent shall not take any action, or decline to take any action if reasonably requested by the Surety at a time when no Surety Default or Surety Insolvency exists, if such action or failure to take action will interfere with the enforcement of any rights under any of the Transaction Documents.  The

Transferor, the Collateral Agent and the Seller shall give the Surety written notice of any such action or failure to act on the earlier of: (i) the date upon which any publicly available filing or release is made with respect to such action or failure to act or (ii) promptly prior to the date of consummation of such action or failure to act.  The Transferor, the Collateral Agent, and the Seller shall furnish to the Surety all information requested by it that is reasonably necessary to determine compliance with this paragraph.

(c)  Amendment to Certificate of Incorporation.  The Transferor shall not amend its certificate of incorporation at a time when no Surety Default or Surety Insolvency exists without the Surety’s prior written consent except in accordance with the terms thereof.

(d)  Loan Agreements; Charge-off Policy.  Except as otherwise permitted in the Security Agreement, the Seller shall not, and shall not permit the Servicer to, alter or amend any Receivable or their respective charge-off policies in a manner that materially adversely affects the Surety unless the Surety shall have previously given its consent.

Section 2.04.  Representations and Warranties of the Servicer. As of the date of the Amendment, the Servicer represents, warrants and covenants as follows:

(a)           Due Organization and Qualification.  The Servicer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction.  The Servicer is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals (together, “approvals”) necessary for the conduct of its business as currently conducted and the performance of its obligations under the Transaction Documents, in each jurisdiction in which the failure to be so qualified or to obtain such approvals would render any Transaction Document unenforceable in any respect or would have a material adverse effect upon the Transaction.

(b)           Power and Authority.  The Servicer has all necessary corporate or other power and authority to conduct its business as currently conducted and to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transaction.

(c)           Due Authorization.  The execution, delivery and performance of the Transaction Documents by the Servicer has been duly authorized by all necessary corporate action and do not require any additional approvals or consents, or other action by or any notice to or filing with any Person. Including, without limitation, any governmental entity or any partners or stockholders, which have not previously been obtained or given by the Servicer.

(d)           Noncontravention.  Neither the execution and delivery of the Transaction Documents by the Servicer, the consummation of the transactions contemplated thereby nor the satisfaction of the terms and conditions of the Transaction Documents:

(i)            conflicts with or results in any breach or violation of any provision of the certificate of incorporation or bylaws or other organizational document of the Servicer or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to the Servicer or any of its material properties, including regulations issued by an administrative agency or other governmental authority having supervisory powers over the Servicer;

(ii)           constitutes a default by the Servicer under or a breach of any provision of any loan agreement, mortgage, indenture or other agreement or instrument to which the Servicer is a party or by which any of its properties, which are individually or in the aggregate material to the Servicer, is or may be bound or affected; or

(iii)          results in or requires the creation of any lien upon or in respect of any assets of the Servicer.

(e)           Legal Proceedings.  There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator against or affecting the Servicer or any of its subsidiaries, or any properties or rights of the Servicer or any of its subsidiaries, pending or, to the Servicer’s knowledge after reasonable inquiry, threatened, which, in any case, could reasonably be expected to result in a material adverse effect upon the Servicer’s ability to  perform its respective obligations under the Transaction Documents or have a material adverse effect upon the Surety.

(f)            Valid and Binding Obligations.  The Transaction Documents (other than the Note), when executed and delivered by the Servicer, will constitute the legal, valid and binding obligations of the Servicer, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles and public Surety bond considerations as to rights of indemnification for violations of federal securities laws.

(g)           Financial Statements.  The Servicer hereby represents and warrants that: (a) the financial statements of FIFSG, copies of which have been furnished to the Surety, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of FIFSG as of the dates and for the periods indicated and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments); (b) since the date of the most recent financial statements, there has been no material adverse change in respect of such operations or financial condition; and (c) except as disclosed in the financial statements, the Servicer is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a material adverse change in respect of the Servicer.

(h)           Compliance with Law, Etc.  No practice, procedure or policy employed, or proposed to be employed, by the Servicer in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to it that, if enforced, could reasonably be expected to result in a material adverse effect upon the Servicer’s ability to perform its respective obligations under the Transaction Documents or have a material adverse effect upon the Surety.

(i)            Taxes.  The Servicer and the Servicer’s parent company or companies have filed prior to the date hereof all federal and state tax returns that are required to be filed and paid all taxes, including any assessments received by them that are not being contested in good faith, to the extent that such taxes have become due, except for any failures to file or pay that, individually or in the aggregate, would not result in a material adverse change with respect to the Servicer.

(j)            Accuracy of Information.  Neither the Transaction Documents, nor other information relating to the Receivables or related assets, the operations of the Servicer (including servicing or origination of loans) or the financial condition of the Servicer (collectively, the “Documents”), as amended , supplemented or superseded, furnished to the Surety by the Servicer contain any statement of a material fact by the Servicer which was untrue or misleading in any material adverse respect when made.  The Servicer has no knowledge or circumstances that could reasonably be expected to cause a material adverse change with respect to the Servicer.  Since the furnishing of the Documents, there has been no change nor any development or event involving a prospective change known to the Servicer that would render any of the Documents untrue or misleading in a material respect.

(k)           Transaction Documents  Each of the representations and warranties of the Servicer contained in the Transaction Documents is true and correct in all material respects, and the Servicer hereby makes each such representation and warranty to, and for the benefit of, the Surety as if the same were set forth in full herein.

(l)            Solvency.  The Servicer is solvent and will not be rendered insolvent by the Transaction and, after giving effect to the Transaction, the Servicer will not be left with an unreasonably small amount of capital with which to engage in its business nor does the Servicer intend to incur, or believe that it has incurred, debts beyond its ability to pay as they mature.  The Servicer does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator conservator, trustee or similar official in respect of the Servicer or any of its assets.

(m)          Principal Place of Business.  The principal place of business of the Servicer is located in Georgia.

Section 2.05.  Affirmative Covenants of the Servicer.  The Servicer hereby agrees that during the Term of this Agreement, unless the Surety shall otherwise expressly consent in writing:

(a)         Compliance With Agreements and Applicable Laws.  The Servicer shall not be in default under the Transaction Documents and shall comply with all material requirements of any law, rule or regulation applicable to it.  The Servicer shall not agree to any amendment to or modification of the terms of any Transaction Documents or its organizational documents (including without limitation, its articles of incorporation and bylaws) unless the Surety shall have otherwise consented.

(b)        Corporate Existence.  The Servicer, its successors and assigns, shall maintain its corporate or other existence and shall at all times continue to be duly organized under the laws of its jurisdiction of incorporation or formation and duly qualified and duly authorized (as described in subsections 2.04(a), (b) and (c) hereof) and shall conduct its business in accordance with the terms of its certificate of incorporation and bylaws or other formation documents.

(c)         The Servicer To Provide Financial Statements; Accountants’ Reports; Other Information.  The Servicer shall keep or cause to be kept in reasonable detail books and records of account of the Servicer’s, and its consolidated subsidiaries, assets and business, including but not limited to, books and records relating to the Transaction.  The Servicer shall furnish or cause to be furnished to the Surety:

(i)            Financial Statements.   All reports, Financial Statements, Officer’s Certificates and reviews required to be furnished under Article II of the Servicing Agreement and Section 2.02(c) of this Agreement, including without limitation, annual audited and quarterly unaudited financial statements of FIFSG and its consolidated subsidiaries.

(ii)           Initial and Continuing Reports.  The Servicer shall deliver to the Surety the Monthly Servicer Report required by Section 2.02(c) of the Servicing Agreement.  Such Monthly Report shall include, among other things, the outstanding Notional Amount of each Interest Rate Cap, and, to the extent that the Floating Rate, with respect to any Interest Rate Cap exceeds the Cap Rate of the related Collection Period, the termination value of the related Interest Rate Cap.

All financial statements specified in clause (i) above shall be furnished in consolidated form for FIFSG and its subsidiaries.

The Surety agrees that it and its agents, accountants and attorneys shall keep confidential all financial statements, reports and other information delivered by the Servicer pursuant to this subsection 2.05(c) to the extent provided in subsection 2.05(e) hereof.

(d)           Access to Records; Discussions With Officers and Accountants.  The Servicer shall, upon the reasonable request of the Surety, permit the Surety or its authorized agents:

(i)            to inspect its books and records as they may relate to the Note, the obligations of such party under the Transaction Documents, and the Transaction;

(ii)           to discuss the affairs, finances and accounts of the Servicer with the chief operating officer and the chief financial officer of the Servicer, and

(iii)          with the Servicer’s consent, which consent shall not be unreasonably withheld, to discuss the affairs, finances and accounts of the Servicer with such company’s independent accountants, provided that an officer of the company shall have the right to be present during such discussions.

Such inspections and discussions shall be conducted during normal business hours and shall not unreasonably disrupt the business of the Servicer.  The books and records of the Servicer will be maintained at the address of the Servicer designated herein for receipt of notices, unless the Servicer shall otherwise advise the parties hereto in writing.

(e)           Confidentiality.  The Surety agrees that it and its shareholders, directors, agents, accountants and attorneys shall keep confidential any matter of which it becomes aware through such inspections or discussions (unless readily available from public sources), except as may be otherwise required by regulation, law or court order or requested by appropriate governmental authorities or as necessary to preserve its rights or security under or to enforce the Transaction Documents, provided that the foregoing shall not limit the right of the Surety to make such information available to its regulators, securities rating agencies, reinsurers, credit and liquidity providers, counsel and accountants.  If the Surety is requested or required (by oral questions, interrogatories, requests for information or documents subpoena, civil investigative demand or similar process) to disclose any information of which it becomes aware through such inspections or discussions, the Surety will promptly notify the Servicer of such request(s) so that the Servicer may seek an appropriate protective order and/or waive the Surety’s compliance with the provisions of this Agreement.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Surety is, nonetheless, in the opinion of its counsel, compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, the Surety may disclose such information to such tribunal that the Surety is compelled to disclose, provided that a copy of all information disclosed is provided to the Servicer, promptly upon such disclosure.

(f)            Notice of Material Events.  The Servicer shall be obligated promptly to inform the Surety in writing of the occurrence of any of the following to the extent any of the following relate to it:

(i)            the submission of any claim or the initiation or threat of any legal process, litigation or administrative or judicial investigation, or rule making or disciplinary proceeding by or against the Servicer that could result in a material adverse effect upon the Servicer’s ability to perform its respective obligations under the Transaction Documents or have a material adverse effect upon the Surety, or the promulgation of any proceeding or any proposed or final rule which would result in a material adverse effect upon the Servicer’s ability to perform its respective obligations under the Transaction Documents or have a material adverse effect upon the Surety;

(ii)           any change in location of the Servicer’s principal offices or any change in the location of the Servicer’s books and records;

(iii)          the occurrence of any Event of Default, Potential Termination Event, Termination Event, Potential Amortization Event, Amortization Event, Potential Wind-Down Event, Wind-Down Event, Servicer Event of Default or of any event that would result in a material adverse effect upon the Servicer’s ability to perform its respective obligations under the Transaction Documents or have a material adverse effect upon the Surety;

(iv)          the commencement of any proceedings by or against the Servicer under any applicable bankruptcy, reorganization, liquidation, rehabilitation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, conservator, trustee or similar official shall have been, or may be, appointed or requested for the Servicer or any of its assets; or

(v)           the receipt of notice that (A) the Servicer is being placed under regulatory supervision, (B) any license, permit, charter, registration or approval necessary for the conduct of the Servicer’s business is to be, or may be suspended or revoked, or (C) the Servicer is to cease and desist any practice, procedure or Surety Bond employed by the Servicer in the conduct of its business, and such cessation may result in a material adverse effect upon the Servicer’s ability to perform its respective obligations under the Transaction Documents or have a material adverse effect upon the Surety.

(g)           Financing Statements and Further Assurances.  The Servicer will cause to be filed all necessary financing statements or other instruments, and any amendments or continuation statements relating thereto, necessary to be kept and filed in such manner and in such places as may be required by law to preserve and protect fully the interest of the Collateral Agent (on behalf of the Secured Parties) in the Collateral.  The Servicer shall, upon the request of the Surety, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within ten days of such request, such amendments hereto and such further instruments and take such further action as may be reasonably necessary to effectuate the intention, performance and provisions of the Transaction Documents.  In addition, the Servicer agrees to cooperate with Standard & Poor’s and Moody’s in connection with any review of the Transaction that may be undertaken by Standard & Poor’s and Moody’s after the date hereof.

(h)           Maintenance of Licenses.  The Servicer or any successors thereof shall maintain all licenses, permits, charters and registrations which are material to the conduct of its business.

(i)            Third-Party Beneficiary.  The Servicer agrees that the Surety shall have all rights of a third-party beneficiary in respect of each Transaction Document to which it is a party and hereby incorporates and restates their representations, warranties and covenants as set forth therein for the benefit of the Surety.

(j)            Amendments.  The Servicer will provide the Surety with written notice of any change or amendment to any Transaction Document as currently in effect and the Servicer agrees that it will not make any change or amendment to any Transaction Document without the prior written consent of the Surety thereto.

(k)           Maintenance of Collateral.  On or before each April 15, beginning in 2000, so long as the Note is outstanding, the Servicer shall furnish, or cause to be furnished, to the Surety and the Collateral Agent an officers’ certificate either stating that such action has been taken with respect to the recording, filing, rerecording and refilling of any financing statements and continuation statements as is necessary to maintain the interest of the Collateral Agent created by the Security Agreement with respect to the Collateral and reciting the details of such action or stating that no such action is necessary to maintain such interests.  Such officers’ certificate shall also describe the recording, filing, rerecording and refilling of any financing statements and continuation statements that will be required to maintain the interest of the Collateral Agent (on behalf of the Secured Parties) in the Collateral until the date such next officers’ certificate is due.  The Servicer will use its best efforts to cause any necessary recordings or filings to be made with respect to the Collateral.

(l)            Closing Documents.  The Servicer shall provide or cause to be provided to the Surety an executed original copy of each document executed in connection with the Servicing Transfer within 30 days after the date of such closing.

(m)          Preference Amounts.  With respect to any Preference Amount (as defined in the Surety Bond), the Servicer shall provide to the Surety upon the request of the Surety:

(i)            a certified copy of the final nonappealbable order of a court having competent jurisdiction ordering the recovery by a trustee in bankruptcy as voidable preference amounts included in previous payments to any Insured Party pursuant to the United States Bankruptcy Code;

(ii)           an opinion of counsel satisfactory to the Surety, and upon which the Surety shall be entitled to rely, stating that such order is final and is not subject to appeal;

(iii)          an assignment in such form as reasonably required by the Surety, irrevocably assigning to the surety all rights and claims of the Servicer, the Collateral Agent and any Insured party relating to or arising under the Transaction Documents against the debtor which made such preference payment or otherwise with respect to such preference amount; and

(iv)          appropriate instruments to effect (when executed by the affected party) the appointment of the Surety as agent for the Collateral Agent and any Insured Party in any legal proceeding relating to such preference payment being in a form satisfactory to the Surety.

Section 2.06.  Negative Covenants of the Servicer. The Servicer hereby agrees that during the Term of this Agreement, unless the Surety shall otherwise expressly consent in writing:

(a)           Impairment of Rights.  The Servicer shall not take any action, or fail to take any action, if reasonably requested by the surety, if such action or failure to take action may interfere with the enforcement of any rights of the Surety under or with respect to the Transaction Documents.  The Servicer shall give the Surety written notice of any such action or failure to act on the earlier of: (i) the date upon which any publicly available filing or release is made with respect to such action or failure to act or (ii) promptly prior to the date of consummation of such action or failure to act.  The Servicer shall furnish to the Surety all information requested by it that is reasonably necessary to determine compliance with this paragraph.

(b)           Waiver, Amendments, Etc.  Except in accordance with the Transaction Documents, the Servicer shall not waive, modify or amend, or consent to any waiver, modification or amendment of , any of the terms, provisions or conditions of the Transaction Documents without the consent of the Surety.

(c)           Receivables; Policies.  Except as otherwise permitted in the Security Agreement, the Servicer shall not alter or amend any Receivable, its credit policies, its collection policies or its charge-off policies in a manner that materially adversely affects the Surety unless the Surety shall have previously given its consent, which consent shall not be unreasonably withheld.

(d)           Transaction Documents.  The Servicer will not an any time in the future deny that the Transaction Documents constitute the legal, valid and binding obligations of the Servicer.

ARTICLE III

THE SURETY BOND; SECURITY

Section 3.01.  Agreement To Issue Surety Bond.  The Surety agrees, subject to the conditions set forth in Section 3.02 hereof, to issue the Surety Bond.

Section 3.02.  Conditions Precedent To Issuance of the Surety Bond. The Transferor and the Seller shall have complied with the terms and satisfied the conditions precedent set forth below:

(i)            Payment of the MBIA Premium in accordance with Section 3.03 hereof;

(ii)           Payment of or satisfactory arrangements for payment by the Transferor of (a) rating agency fees of Standard & Poor’s and Moody’s; and (b) the fees and expenses incurred by the Surety in connection with the issuance of such Surety Bond, including reasonable fees and expenses of counsel to the Surety and accountants for the Surety, all in accordance with the terms of the Commitment.  The fees for any other rating agency shall be paid by the party requesting such other agency’s rating, unless such other agency is a substitute for Standard & Poor’s or Moody’s in the event that Standard & Poor’s or Moody’s is no longer rating securities, in which case the cost for such agency shall be paid by the Transferor;

(iii)          Receipt by the Surety of a fully executed copy of the Transaction Documents (except for the Originator Agreements);

(iv)          Receipt by the Surety of (A) the certificate of incorporation and bylaws of  the Transferor and (B) certified copies of the resolutions of the board of directors of the Transferor authorizing the execution and delivery and performance of the Transaction Documents and the other matters contemplated thereby, and of all other documents evidencing any other action of the Transferor necessary to enter into the Transaction Documents, all in form and substance acceptable to the Surety and its counsel;

(v)           [Reserved.]

(vi)          Receipt by the Surety of the following opinions of counsel:

(A)          The law firm of Buck, Keenan & Owens shall have issued its favorable opinion, in form and substance acceptable to the Surety and its counsel, regarding and the validity and enforceability of the Transaction Documents (except with respect to the Originator Agreements) against the Transferor and the Seller, the law firm of Skadden, Arps, Slate, Meagher & Flom shall have issued its favorable opinion, in form and substance acceptable to the Surety and its counsel, regarding and the validity and enforceability of the Security Agreement and the Insurance Agreement against the Reserve Account Agent, and the law firm of Andrews & Kurth, L.L.P. shall have issued its favorable opinion, in form and substance acceptable to the Surety and its counsel, regarding and the validity and enforceability of the Transaction Documents against the Collateral Agent.

(B)           The law firm of Vinson & Elkins shall have issued its favorable opinions, in form and substance acceptable to the Surety and its counsel, regarding the sale of the Receivables from the Seller to the Transferor, consolidation of the Seller and the Transferor in the event of the Seller’s bankruptcy.

(C)           The law firm of Buck, Keenan & Owens shall have issued its favorable opinions, in form and substance acceptable to the Surety and its counsel, regarding the perfection of the Collateral Agent’s interest in the Receivables and the Reserve Account Agent’s interest in (i) the funds on deposit in, and (ii) investments with respect to, the Reserve Account.

(D)          The Surety shall have received such other opinions of counsel, in form and substance acceptable to the Surety and its counsel, including tax opinions, addressing such other matters as the Surety may reasonably request.

(vii)         Receipt by the Surety of true and correct copies of all approvals, licenses and consents, if any, including, without limitation, any required approval of the shareholders of the parties hereto, necessary for the transactions contemplated by the Transaction Documents;

(viii)        Receipt of confirmation from Standard & Poor’s and Moody’s that the rating of the Facility without regard to the Surety Bond is at least BBB- and Baa3, respectively;

(ix)           The Surety shall have received a certificate of an authorized officer of the Transferor, the Collateral Agent, the Seller and the Reserve Account Agent certifying the name and true signatures of the officers of the Transferor, the Collateral Agent, the Seller and the Reserve Account Agent, executing the Transaction Documents;

(x)            [Reserved.]

(xi)           The representations and warranties of the parties hereto set forth or incorporated by reference in this Agreement shall be true and correct as of the Date of Issuance as if made on the Date of Issuance and the Surety shall have received a certificate of appropriate officers of each of the parties hereto to that effect.

(xii)          The Seller will cause FIFSG to furnish a certificate to the Surety to the effect that (i) the Financial Statements which have been furnished to the Surety are, as of the date thereof, complete and correct in all material respects; present fairly the financial condition of FIFSG on a consolidated basis as of the date thereof; and have been prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein and subject to year-end adjustments for interim statements) and (ii) there has been no material adverse change in such conditions or operations;

(xiii)         Delivery of such other documents, customary closing certificates, instruments, approvals or opinions as are reasonably requested by the Surety;

(xiv)        No suit, action or other proceeding, investigation or injunction, or final judgment relating thereto, shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Transaction Documents or the consummation of the Transaction;

(xv)         No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court that would make the transactions contemplated by any of the Transaction Documents illegal or otherwise prevent the consummation thereof;

(xvi)        No default or any fact or event which results, or which with notice or the passage of time, or both, would result in a Termination Event, Amortization Event, Wind-Down Event or Event of Default shall have occurred;

(xvii)       Compliance with all other terms, conditions and requirements of the Commitment;

(xiii)         The Surety and its counsel shall have determined that all documents, certificates and opinions to be delivered in connection with the Receivables conform to the terms of the Transaction Documents; and

(xix)         The Surety shall have received such other documents, instruments, approvals or opinions requested by the Surety as may be reasonably necessary to effect the Transaction, including but not limited to, evidence satisfactory to the Surety that the conditions precedent, if any, in the Transaction Documents have been satisfied.

Issuance of such Surety Bond will be conclusive evidence of satisfaction or waiver of any of the conditions set forth in this Section 3.02.

Section 3.03.  Premium.  The MBIA Premium shall be payable in accordance with the Security Agreement so long as no Surety Default or Surety Insolvency has occurred.  The MBIA Premium shall be nonrefundable without regard to whether the Surety makes any payment under the Surety Bond.

Section 3.04.  Indemnification.

(a)  In addition to any and all rights of indemnification or any other rights of the Surety pursuant hereto or under law or equity, the Transferor, the Seller, the Servicer, the Reserve Account Agent (subject to Section 3.04(g) hereof) and the Collateral Agent

(subject to the provisions of Section 3.04(g) hereof), and any successors thereto agree to pay, and to protect, indemnify and save harmless, the Surety and its officers, directors, shareholders, employees, agents, including each person, if any, who controls the Surety within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities and Exchange Act of 1934, as amended, from and against any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or reasonable expenses (including, without limitation, reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) or obligations whatsoever (herein collectively referred to as “Liabilities”) of any nature arising out of or relating to the transactions contemplated by the Transaction Documents by reason of:

(i)            the misfeasance or malfeasance of, or gross negligence or theft committed by, any director, officer, employee or agent of the Transferor, the Servicer, the Seller, the Reserve Account Agent or the Collateral Agent;

(ii)           the violation by the Transferor, the Servicer or the Seller of any federal or state laws, rules or regulations relating to the maximum amount of interest permitted to be received on account of the loan of money or with respect to the Receivables;

(iii)          the breach by the Transferor, the Servicer, the Seller or the Collateral Agent of any of its material obligations under this Agreement or any of the Transaction Documents;

(iv)          the breach by the Reserve Account Agent or the Servicer under any of the Transaction Documents to which it is a party, and such breach is not cured within the applicable time period set forth in the related Transaction Document;

(v)           the breach by the Transferor, the Servicer, the Seller, the Reserve Account Agent, the Servicer or the Collateral Agent of any representation or warranty on the part of the Transferor, the Seller, the Reserve Account Agent, the Servicer or the Collateral Agent contained in the Transaction Documents or in any certificate furnished or delivered to the Surety thereunder, and such breach is not cured within the applicable time period set forth in the related Transaction Document; and

(vi)          any state or federal tax liability imposed upon the Transferor or in connection with the transactions contemplated by the Transaction Documents.

(b)  The Transferor and the Seller agree to pay, and to protect, indemnify and save harmless, the Surety and its officers, directors, shareholders, employees, agents, including each person, if any, who controls the Surety within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities and Exchange Act of 1934, as amended, from and against any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or reasonable expenses (including, without limitation, reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) or obligations whatsoever (herein collectively referred to as “Liabilities”) of any nature arising out of or relating to the transactions contemplated by the Transaction Documents by reason of any losses, damages or expenses of whatsoever kind or nature, including reasonable attorney’s fees, which the Surety may at any time incur by reason of or in consequence of any Obligor making any legally proven claim relating to an Originator’s acts regarding each contract evidencing the related Receivable purchased by the Seller or Transferor.

(c)  The Transferor and the Seller agree to pay, and to protect, indemnify and save harmless, the Surety and its officers, directors, shareholders, employees, agents, including each person, if any, who controls the Surety within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities and Exchange Act of 1934, as amended, from and against any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or reasonable expenses (including, without limitation, reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) or obligations whatsoever (herein collectively referred to as “Liabilities”) of any nature arising out of or relating to the occurrence of the events set forth in Section 4.1(a) through (g) of the Note Purchase Agreement.

(d)  Any party which proposes to assert the right to be indemnified under this Section 3.04 will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the Transferor, the Servicer, the Seller, the Reserve Account Agent or the Collateral Agent under this Section 3.04, notify the Transferor, the Servicer, the Collateral Agent, the Reserve Account Agent or the Seller of the commencement of such action, suit or proceeding, enclosing a copy of all papers served.  In case any action, suit or proceeding shall be brought against any indemnified party and it shall notify the Transferor, the Servicer, the Collateral Agent, the Reserve Account Agent or the Seller of the commencement thereof, the Transferor, the Servicer, the Seller, the Reserve Account Agent or the Collateral Agent shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the Transferor, the Servicer the Seller, the Reserve Account Agent or the Collateral Agent to such indemnified party of its election so to assume the defense thereof, the Transferor, the Servicer, the Seller, the Reserve Account Agent or the Collateral Agent shall not be liable to such indemnified party for any legal or other expenses other than reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof.  The indemnified party shall have the right to employ its counsel in any such action the defense of which is assumed by the Transferor, the Servicer, the Seller, the Reserve Account Agent or the Collateral Agent in accordance with the terms of this subsection (d), but the fees and expenses of such counsel shall be at the expense of such indemnified party unless the employment of counsel by such indemnified party has been authorized by the

Transferor, the Servicer, the Seller, the Reserve Account Agent or the Collateral Agent.  None of the Transferor, the Servicer, the Seller, the Reserve Account Agent and the Collateral Agent shall be liable for any settlement of any action or claim effected without its consent.

(e)  This indemnity provision shall survive the termination of this Agreement and shall survive until the statute of limitations has run on any causes of action which arise from one of these reasons and until all suits filed as a result thereof have been finally concluded.

(f)  Notwithstanding any provision or obligation to the contrary set forth in this Agreement or any instrument now or hereafter securing, affecting or relating to any obligation of the Transferor, the Servicer, the Seller, the Reserve Account Agent or the Collateral Agent under this Agreement, including, without limitation, the Security Agreement, no individual representative of the Transferor, the Servicer, the Collateral Agent, the Reserve Account Agent or the Seller (including, without limitation, employees, officers, directors and shareholders thereof) shall have any personal liability under this Agreement including, without limitation, any liability for the performance or observance or nonperformance or nonobservance of any covenant or obligation of the Transferor, the Servicer, the Collateral Agent, the Reserve Account Agent and the Seller or for breach of any representation or warranty contained in this Agreement.

(g)  Notwithstanding any other provision of this Section 3.04, (I) the Collateral Agent shall be obligated under this Section 3.04 to pay, protect, indemnify and save harmless any indemnified party hereunder from and against Liabilities only with respect to any misfeasance or malfeasance of, or gross negligence or theft committed by any director, officer, employee or agent of the Collateral Agent, as specified in Section 3.04(a)(i), and any breach by the Collateral Agent, as specified in Section 3.04(a)(iii) or (v); and (II) in connection with its duties, representations, warranties, covenants and obligations pursuant to the Security Agreement and this Agreement, the Reserve Account Agent shall be obligated under this Section 3.04 to pay, protect, indemnify, and save harmless any indemnified party hereunder from and against Liabilities only with respect to any gross negligence by the Reserve Account Agent or theft committed by any director, officer, employee or agent of the Reserve Account Agent, as specified in Section 3.04(a)(i) and any breach by the Reserve Account Agent, as specified in Section 3.04(a)(iv) or (v).

Section 3.05.  Payment Procedure.  If the Surety makes any payment under the Surety Bond, the Transferor, the Servicer, the Seller and the Collateral Agent shall accept, except in the case of manifest error, a voucher or other evidence of payment as prima facie evidence that such payment was properly made.  In the event of any payment by the Surety, the Transferor, the Servicer, the Seller and the Collateral Agent agree to accept a voucher or other evidence of payment complete on its face as prima facie evidence of the propriety thereof and the liability therefor of the Surety except in the case of manifest error.  All payments to be made to the Surety under this Agreement shall be made to the Surety in lawful currency of the United States of

America in immediately available funds at the notice address for the Surety as specified in Section 6.02 hereof on the date when due.  Payments to be made to the Surety under this Agreement shall bear interest payable to the extent provided in this Agreement at the Late Payment Rate from the date when due to the date paid.

Section 3.06.  Subrogation.  Upon any payment by the Surety pursuant to the Surety Bond, the Surety shall be fully subrogated to the rights of the Insured Party (as defined in the Surety Bond) to the extent of such payment, pursuant to the priority set forth in Section 5.1 of the Security Agreement.  Each of the Transferor, the Servicer, the Seller, the Collateral Agent, and the Reserve Account Agent acknowledges such subrogation and, further, agrees to execute such instruments prepared by the Surety and to take such reasonable actions as, in the sole judgment of the Surety, are necessary to evidence such subrogation and to perfect the rights of the Surety to receive any moneys paid or payable under the Security Agreement.

Section 3.07.  Reimbursement and Additional Payment Obligation.

(a)  In accordance with Section 5.1(a)(vi) of the Security Agreement, the Surety shall be entitled to reimbursement for any payment made by the Surety under the Surety Bond, which reimbursement shall be due and payable on the date that any amount is to be paid pursuant to a Notice or a Remittance Date Notice (each as defined in the Surety Bond), in an amount equal to the amount to be so paid and all amounts previously paid that remain unreimbursed, together with interest on any and all amounts remaining unreimbursed (to the extent permitted by law, if in respect of any unreimbursed amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Late Payment Rate.

(b)  Anything in subsection 3.07(a) hereof to the contrary notwithstanding, the Surety shall be entitled to reimbursement (i) from the Seller for payments made under the Surety Bond arising as a result of the Transferor’s failure to repurchase any Receivable required to be repurchased pursuant to Section 3.1 of the Security Agreement, or Section 3.02 of the Servicing Agreement, or the Seller’s failure to repurchase any Receivable required to be repurchased pursuant to Section 6.2 of the Purchase Agreement at a rate of interest equal to the Late Payment Rate and (ii) from the Servicer for payments made under the Surety Bond, arising as a result of the Servicer’s failure to deposit into the Collection Account any other amount required to be so deposited pursuant to the Security Agreement, together with interest on any and all amounts remaining unreimbursed (to the extent permitted by law, if in respect to any unreimbursed amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Late Payment Rate.

(c)  The Seller agrees to pay to the Surety as follows: any and all charges, fees, costs and expenses that the Surety may reasonably pay or incur, including, but not limited to, reasonable attorneys’ and accountants’ fees and expenses, in connection with (i) any accounts established to facilitate payments under the Surety Bond to the extent the Surety has not been immediately reimbursed on the date that any amount is paid by the Surety under the Surety Bond, (ii) the enforcement, defense or preservation of any rights in respect of any of the Transaction Documents, including defending, monitoring or participating in any litigation or proceeding (including any insolvency or bankruptcy proceeding  in respect of any Transaction participant or any affiliate thereof) relating to any of the Transaction Documents, any party to any of the Transaction Documents, in its capacity as such a party, or the Transaction, or (iii) any amendment, waiver or other action with respect to, or related to, any Transaction Document, whether or not executed or completed, and the Surety reserves the right to charge a reasonable fee as a condition to executing any waiver or consent proposed in respect of any of the Transaction Documents.

(d)  The Reserve Account Agent agrees to pay the Surety as follows:  any and all charges, fees, costs and expenses that the Surety may reasonably pay or incur, including, but not limited to, reasonable attorneys’ fees and expenses, in connection with the Reserve Account Agent’s failure to perform in any respect any of its obligations, covenants or agreements contained in the Security Agreement and in this Agreement.

(e)  The Seller and the Reserve Account Agent, as the case may be, and in each case as to matters concerning itself, agree to pay to the Surety as follows: with respect to the Seller, interest on any and all amounts described in subclauses (b), (c), (f) and (g) and with respect to the Reserve Account Agent, interest on any and all amounts described in subclause (d) of this Section 3.07 from the date payable or paid by such party until payment thereof in full, payable to the Surety at the Late Payment Rate per annum.

(f)  The Collateral Agent, the Seller, the Servicer and the Transferor agree to pay to the Surety as follows:  any payments made by the Surety on behalf of, or advanced to, the Collateral Agent the Seller, the Servicer or the Transferor, as the case may be, consisting of any amounts payable by the Collateral Agent, the Seller, the Servicer or the Transferor pursuant to the Transaction Documents.

(g)  Following termination of the Security Agreement pursuant to Section 6.1 thereof, the Seller agrees to reimburse the Surety for any Insured Payments required to be made pursuant to the Surety Bond subsequent to the date of such termination.

Section 3.08.  Assignment by Transferor.  The Transferor hereby assigns to the Surety all of its rights in and to any indemnification provided to the Transferor by the Servicer under the Servicing Agreement, including, but not limited to, the indemnification rights of the Transferor pursuant to Sections 3.07 and 7.02 of the Servicing Agreement.

ARTICLE IV

FURTHER AGREEMENTS

Section 4.01.  Effective Date; Term of Agreement.  This Agreement shall take effect on the Date of Issuance and shall remain in effect until such time as the Surety is no longer subject to a claim under the Surety Bond and all amounts payable by the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent hereunder or under any other Transaction Document have been paid in full and any preference period applicable to any such payment has expired and all other obligations of the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent hereunder or under any other Transaction Document have been performed in full.

Section 4.02.  Waiver of Rights; Further Assurances and Corrective Instruments. (a) Excepting at such times as a Surety Insolvency or a Surety Default shall exist or shall have occurred and be continuing, none of the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent shall grant any waiver of rights under any of the Transaction Documents (except with respect to the Originator Agreements) to which any of them is a party without the prior written consent of the Surety, and any amendment or supplement to the Transaction Documents without the written consent of the Surety shall be null and void and of no force or effect, unless otherwise expressly provided under the terms of the related Transaction Document.

(a)  Each of the Transferor, the Servicer, the Collateral Agent, the Reserve Account Agent and the Seller agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as the Surety may reasonably request and as may be reasonably required in the Surety’s judgment to effectuate the intention of or facilitate the performance of this Agreement.

Section 4.03.  Obligations Absolute.  The obligations of the Transferor, the Servicer, the Collateral Agent, the Reserve Account Agent and the Seller hereunder shall be absolute and unconditional, and shall not be subject to, and the Transferor, the Servicer, the Seller, the Collateral Agent, and the Reserve Account Agent hereby waive any of their rights of, abatement, diminution, postponement or deduction, or to any defense other than payment, or to any right of setoff or recoupment arising out of any breach under any of the Transaction Documents, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent.  Nothing herein shall be construed as prohibiting the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent from pursuing any rights or remedies they may have against any other person or entity in a separate legal proceeding.  The obligations of the Transferor, the Servicer, the Seller, the Collateral Agent and the Reserve Account Agent are absolute and unconditional and will be paid or performed strictly in accordance with this Agreement.

Section 4.04.  Assignments; Reinsurance; Third-Party Rights.

(a)  This Agreement shall be a continuing obligation of the Transferor, the Servicer, the Seller, the Collateral Agent and the Reserve Account Agent and shall (i) be binding upon the Transferor, the Servicer, the Seller, the Collateral Agent and the Reserve Account Agent and their respective successors and assigns and (ii) inure to the benefit of and be enforceable by the Surety and its successors, transferees and assigns.

None of the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent may assign this Agreement, or delegate any of its duties specifically set forth herein, without the prior written consent of the Surety which consent shall not be unreasonably withheld.

(b)  The Surety shall have the right to give participations in its rights under this Agreement and to enter into contracts of reinsurance with respect to the Surety Bond and each such participant or reinsurer shall be entitled to the benefit of any representation, warranty, covenant and obligation of the Transferor, the Servicer, the Seller, the Collateral Agent and the Reserve Account Agent hereunder as if such participant or Surety was a party hereto; provided that no such grant of participation shall operate to relieve the Surety of liability on the Surety Bond.

(c)  Except as provided herein with respect to participants and reinsurers, nothing in this Agreement shall confer any right, remedy or claim, express or implied, upon any person, other than the Surety, against the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors.

Section 4.05.  Due Diligence Review.  The parties agree that the Surety (or its designee) may conduct, at the expense of the Seller, a due diligence review with respect to the Receivables every six months.  The parties further agree that the Surety or its designees may conduct a due diligence review, at the expense of the Seller, at a date earlier than six months from the date of the last review if the aggregate Principal Balance as of the Addition Cut-off Date of Additional Receivables included as Collateral which have not been subject to a due diligence review equals or exceeds $25,000,000.  Such reviews shall be the semi-annual due diligence review described in Section 6.3(c) of the Security Agreement.

ARTICLE V

DEFAULTS; REMEDIES

Section 5.01.  Defaults.  The occurrence of any of the following events shall constitute an Event of Default:

(a)  Any representation or warranty made by the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent (i) hereunder which, if capable of being cured, is not cured within 15 days after notice thereof is given to the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent or (ii) under the Transaction Documents, or in any certificate furnished hereunder or under the Transaction Documents, which is not cured within the applicable cure period set forth in the related Transaction Document shall prove to be untrue or incomplete in any material respect;

(b)  (i) The Transferor, the Servicer, the Seller, the Reserve Account Agent or the Collateral Agent shall fail to pay when due any amount payable by the Transferor, the Servicer, the Seller, the Reserve Account Agent or the Collateral Agent hereunder or (ii) a legislative body has enacted any law that declares or a court of competent jurisdiction shall find or rule that any of the Transaction Documents to which the related Person is a party are not valid and binding on the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent;

(c)  The occurrence and continuance of a Servicer Event of Default under the Servicing Agreement (as defined therein) or a Termination Event, a Wind-Down Event or Amortization Event under the Security Agreement, which is not cured within the applicable cure period set forth in the related Transaction Document (except with respect to a Termination Event);

(d)  Any failure on the part of the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent contained in this Agreement which continues unremedied for 30 days, or in any other Transaction Document which is not cured within the applicable cure period set forth in the related Transaction Document after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent, as the case may be, by the Surety or by the Reserve Account Agent or the Collateral Agent (with a copy to the Surety);

(e)  Any material party thereto shall breach any material representation or warranty or fail to observe any material covenant or agreement contained in any Transaction Document (except for the obligations described under paragraph (a) or (c) above), and such failure shall continue for a period of 30 days after written notice given to the Transferor and, if applicable, such other party; provided that, if such failure shall be of a nature that it cannot be cured within 30 days, such failure shall not constitute an Event of Default hereunder if within such 30-day period the Transferor or such other party shall have given notice to the Surety of corrective action it proposes to take, which corrective action is agreed in writing by the Surety to be satisfactory and the Transferor or such other party shall thereafter pursue such corrective action diligently until such default is cured;

(f)  A decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator or other similar official in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent and such decree or order shall have remained in force undischarged or unstayed for a period of 60 consecutive days;

(g)  The Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent shall consent to the appointment of a conservator or receiver or liquidator or other similar official in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent or of or relating to all or substantially all of the property of any of them; or

(h)  The Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of or otherwise voluntarily commence a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

Section 5.02.  Remedies; No Remedy Exclusive.

(a)  Upon the occurrence of an Event of Default, the Surety may exercise any one or more of the rights and remedies set forth below against the party in default:

(i)                                     declare all indebtedness of every type or description owed by such party to the Surety with respect to the transactions contemplated by the Transaction Documents to be immediately due and payable, and the same shall thereupon be immediately due and payable;

(ii)                                  exercise any rights and remedies under any of the Transaction Documents in accordance with the terms of such Transaction Document; or

(iii)                               take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due and thereafter to become due under any of the Transaction Documents or to enforce performance and observance of any obligation, agreement or covenant of the Transferor, the Servicer, the Seller, the Collateral Agent or the Reserve Account Agent, as the case may be, under any of the Transaction Documents.

(b)  Unless otherwise expressly provided, no remedy herein conferred upon or reserved to the Surety is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under any of the Transaction Documents or existing at law or in equity.  No delay or omission to exercise any right or power accruing under any of the Transaction Documents upon the happening of any event set forth in Section 5.01 hereof shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Surety to exercise any remedy reserved to the Surety in this Article, it shall not be necessary to give any notice, other than such notice as may be required in this Article.

Section 5.03.  Waivers.

(a)  No failure by the Surety to exercise, and no delay by the Surety in exercising, any right hereunder shall operate as a waiver thereof.  The exercise by the Surety of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein to the Surety are declared in every case to be cumulative and not exclusive of any remedies provided by law or equity.

(b)  The Surety shall have the right, to be exercised in its complete discretion, to waive any Event of Default hereunder, by a writing setting forth the terms, conditions and extent of such waiver signed by the Surety and delivered to the Transferor, the Servicer, the Seller, the Collateral Agent, and the Reserve Account Agent.  Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the Event of Default so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

Section 5.04.  No Insolvency Proceedings.  So long as this Agreement is in effect, no party hereto will file any involuntary petition or otherwise institute any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law against the Transferor; provided, however, the Surety may take whatever action it deems necessary to realize on the Receivables to the extent of any payments under the Surety Bond.

ARTICLE VI

MISCELLANEOUS

Section 6.01.  Amendments, Changes and Modifications.  This Agreement may be amended, changed, modified, altered or terminated only by written instrument or written instruments signed by the parties hereto.  The Seller agrees to cause the Transferor to provide prior written notification to both Moody’s and Standard & Poor’s of any amendment to this Agreement.

Section 6.02.  Notices.  All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or personally delivered or telexed or telecopied to the recipient as follows:

To the Surety:

MBIA Insurance Corporation

113 King Street

Armonk, NY  10504

Attention:  Insured Portfolio Management-SF

Telecopy No.:  (914) 765-3810

Confirmation:  (914) 765-3781

To the Seller:

First Investors Financial Services

Group, Inc.

Suite 710

675 Bering Drive

Houston, TX  77057

Attention:  Tommy A. Moore, Jr.

Telecopy No.:  (713) 977-0657

Confirmation:  (713) 977-2600

To the Collateral Agent, Custodian

or Back-Up Servicer:

Wells Fargo Bank, National Association

MAC N9311-161

Sixth & Marquette

Minneapolis, Minnesota 55479-0070

Attention:  Corporate Trust Services – Asset-Backed Administration

Telecopy No.:  (713) 216-4880

Confirmation:  (713) 216-4181

To the Transferor:

First Investors Auto Receivables Corporation

Suite 710

675 Bering Drive

Houston, TX  77057

Attention:  Tommy A. Moore, Jr.

Telecopy No.:  (713) 977-0657

Confirmation:  (713) 977-2600

To the Reserve Account Agent:

Wachovia Capital Markets, LLC

301 South College St., TW-10

Charlotte, NC  28288

Attention:  Justin Zakocs

Telecopy No.:  (704) 383-9106

Confirmation:  (704) 715-8184

A party may specify an additional or different address or addresses by writing mailed or delivered to the other parties as aforesaid.  All such notices and other communications shall be effective upon delivery, except when telexed or telecopied, in which case, effective upon telex or telecopy against receipt of answerback or written confirmation.

An affidavit by any Person representing or acting on behalf of any party hereto, as to such mailing, having the registry receipt attached, shall be conclusive evidence of the mailing of such demand, notice or communication.

Section 6.03.  Severability.  In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof.  The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by the Surety hereunder is unavailable or unenforceable shall not affect in any way the ability of the Surety to pursue any other remedy available to it.

Section 6.04.  Governing Law.  This Agreement shall be construed, and the obligations, rights and remedies of the parties hereunder shall be determined, in accordance with the laws of the State of New York.

Section 6.05.  Consent to Jurisdiction and Venue, Etc.  The Transferor, the Servicer, the Seller, the Collateral Agent and the Reserve Account Agent each irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement, the Security Agreement or any of the other Transaction Documents may be brought in a court of record in the State of New York or in the Courts of the United States of America located in such state, (b) consents to the jurisdiction of each such court in any such suit, action or proceeding and (c) waives any objection which they may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  The Transferor, the Servicer, the Seller and the Collateral Agent each hereby irrevocably appoints CT Corporation System, Suite 1301, 116 John Street, New York, New York 10038, as its agent to receive on behalf of the Transferor, the Servicer, the Seller and the Collateral Agent, as the case may be, and their respective properties service of copies of the summons and complaint and other process which may be served in any such suit, action or proceeding (the “Process Agent”).  Such service may be made by mailing or delivering a copy of such process to the Transferor, the Servicer, the Seller or the Collateral Agent, as the case may be, in care of the Process Agent at the applicable address above, and the Transferor, the

Servicer, the Seller and the Collateral Agent each hereby irrevocably authorizes and directs the Process Agent to accept such service on their behalf.  The Reserve Account Agent hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding described in clause (a) above by the mailing of copies of such process to its New York office located at 767 Fifth Avenue, New York, NY 10153, with a copy to the Reserve Account Agent at its address provided in Section 6.02 hereof.  The Surety agrees to mail to the Transferor, the Servicer, the Seller or the Collateral Agent as the case may be, at its address provided in Section 6.02 hereof a copy of any summons, complaint or other process mailed or delivered by it to the Process Agent.  As an alternative method of service, the Transferor, the Servicer, the Seller and the Collateral Agent each also irrevocably consents to the service of any and all process in any such action or proceeding described in clause (a) above by the mailing of copies of such process to the Transferor, the Servicer, the Seller and the Collateral Agent, as the case may be, at its address provided in Section 6.02 hereof.  The Transferor, the Servicer, the Seller, the Collateral Agent and the Reserve Account Agent each agrees that a final, nonappealable judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by execution on the judgment or in any other manner provided by law.  All mailings under this Section 6.05 shall be by certified mail, return receipt requested.

Nothing in this Section 6.05 shall affect the right of the Surety to serve legal process in any other manner permitted by law or affect the right of the Surety to bring any suit, action or proceeding against the Transferor, the Seller, the Collateral Agent or the Reserve Account Agent or their respective property in the courts of any other jurisdiction.

Section 6.06.  Consent of Surety.  In the event that the Surety’s consent is required under the terms hereof or any term of any other Transaction Document, it is understood and agreed that the determination whether to grant or withhold such consent shall be made solely by the Surety in its absolute discretion.  The Surety hereby agrees that it will respond to any request for consent in a timely manner, taking into consideration the business of the Transferor, the Servicer, the Seller, the Collateral Agent and the Reserve Account Agent.

Section 6.07.  Counterparts.  This Agreement may be executed in counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

Section 6.08.  Recitals.  All of the recitals hereinabove set forth are incorporated in this Agreement by reference.

Section 6.09.  Headings.  The headings of sections contained in this Agreement are provided for convenience only.  They form no part of this Agreement and shall not affect its construction or interpretation.  All references to sections or subsections of this Agreement refer to the corresponding sections or subsections of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

MBIA INSURANCE CORPORATION

By

FIRST INVESTORS AUTO RECEIVABLES
CORPORATION, as Transferor

By

FIRST INVESTORS FINANCIAL SERVICES,
INC., as Seller

By

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian, Collateral Agent, and Back-up Servicer

By

WACHOVIA CAPITAL MARKETS, LLC, as Reserve Account Agent

By